SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   April 30, 2012

BALQON CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	000-52337 (Commission File Number)	33-0989901 (IRS Employer Identification No.)

1420 240th Street, Harbor City, California	90710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 326-3056

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

During March and June 2009, Balqon Corporation (the “Company”) issued to 34 accredited investors (i) an aggregate of $1,000,000 of its 10% Unsecured Subordinated Convertible Promissory Notes (the “Original Notes”) which were convertible into shares of the Company’s common stock at a conversion price of $1.00 per share and (ii) three-year warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock at an exercise price of $1.50 per share (the “Original Warrants”). The Original Warrants expired on March 31, 2012.

On April 12, 2012, the Company entered into separate Amendment and Exchange Agreements effective as of March 30, 2012 with the holders (the “Exchange Holders”) of $891,000 of the $916,500 in outstanding principal of the Original Notes (the “Exchange Agreements”). Under the terms of the Exchange Agreements, the maturity date of the Original Notes held by the Exchange Holders was extended from March 31, 2012 to April 30, 2012. On April 30, 2012, the Company consummated the transactions contemplated by the Exchange Agreements.

On April 30, 2012, under the terms of the Exchange Agreements, the Company issued to the Exchange Holders (i) an aggregate of $891,000 of its 10% Secured Subordinated Convertible Promissory Notes (the “Exchange Notes”) in exchange for the $891,000 in principal of Original Notes held by the Exchange Holders and (ii) warrants to purchase an aggregate of 975,000 shares of the Company’s common stock at an exercise price of $0.40 per share, subject to adjustment (the “New Warrants”).

The Exchange Notes will mature on March 31, 2013. Interest on the Exchange Notes is payable in cash quarterly at a rate of 10% per annum, commencing with the quarter ending June 30, 2012. The Exchange Notes are convertible at any time prior to repayment, in whole or in part, into shares of the Company’s common stock at a conversion price of $0.40 per share, subject to adjustment including full ratchet anti-dilution protection.

The Exchange Notes are secured under the terms of a Security Agreement entered into between the Company, the Exchange Holders and Michaels Law Group, as collateral agent, on April 30, 2012 (the “Security Agreement”). Under the terms of the Security Agreement the Exchange Holders were granted a senior subordinated security interest in certain of the Company’s personal property. The security interest granted under the terms of the Security Agreement is subordinated to (i) certain outstanding senior indebtedness of the Company and (ii) up to $2,500,000 of indebtedness incurred by the Company from any bank, savings and loan or other commercial or financial institutions.

The New Warrants are exercisable, in whole or in part, at any time prior to March 31, 2015, into 975,000 shares of the Company’s common stock at an exercise price of $0.40 per share, subject to adjustment including full ratchet anti-dilution protections.

The preceding description is intended to provide a summary of the terms of the Exchange Agreements, the Security Agreement, the Exchange Notes and the New Warrants. This summary is qualified in its entirety by reference to the full text of the agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012. Readers should review those agreements for a complete understanding of the terms and conditions associated with these transactions. This current report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Exchange Notes or the New Warrants.

Item     2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 30, 2012, the Company consummated the transactions contemplated by the Exchange Agreements, under which the Company issued $891,000 in principal of the Exchange Notes in exchange for $891,000 in principal of the Original Notes. Item 1.01 of this Current Report on Form 8-K is incorporated in its entirety by this reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

On April 30, 2012, under to the terms of the Exchange Agreements, the Company issued to the Exchange Holders (i) $891,000 in principal amount of the Exchange Notes in exchange for the Original Notes and (ii) New Warrants to purchase an aggregate of 975,000 shares of the Company’s common stock. Item 1.01 of this Current Report on Form 8-K is incorporated in its entirety by this reference into this Item 3.02.

The Exchange Notes were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933. No commission or other remuneration was paid or given directly or indirectly for soliciting the exchange consummated under the terms of the Exchange Agreements.

The New Warrants were issued in reliance upon the exemption from registration available under Section 4(2) of the Securities Act of 1933, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and certificates representing the securities were issued with restrictive legends.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALQON CORPORATION
Date: May 4, 2012	By: /s/ BALWINDER SAMRA
Balwinder Samra, President and
Chief Executive Office